UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 2, 2007

Fremont General Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-08007	95-2815260
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2425 Olympic Boulevard , 3rd Floor, Santa Monica, California		90404
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 315-5500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On March 2, 2007, Fremont General Corporation (the "Company"), a nationwide real estate lender doing business primarily through its wholly-owned industrial bank, Fremont Investment & Loan ("FIL"), issued a news release to announce that it intends to exit its sub-prime residential real estate lending operations.

In light of recent legislative and regulatory events, as well as changing competitive dynamics in the sub-prime market, management and the board of directors have entered into discussions with various parties regarding the sale of this business. To assist in the evaluation of its alternatives, the Company has retained Credit Suisse Securities LLC as its financial advisor.

These moves are consistent with regulatory guidelines issued today, and were prompted by the Company’s receipt on February 27, 2007 of a Proposed Cease and Desist Order (the "Proposed Order") from the Federal Deposit Insurance Corporation ("FDIC"). Among other things, it calls for the Company to make a variety of changes designed to restrict the level of lending in its sub-prime residential mortgage business. The Company had already begun taking significant steps in the past year to adapt its sub-prime residential real estate lending business to changing conditions in the mortgage market.

The Proposed Order does not seek any changes in the Company’s retail deposit gathering business. As a result, FIL will continue to seek deposits, which will continue to be insured for up to $100,000 by the FDIC.

The Company will also continue to originate commercial real estate loans. This business continues to perform well and remains profitable. The commercial real estate loan portfolio outstanding, as of December 31, 2006, was $6.5 billion and had pre-tax segment earnings of approximately $211 million for all of 2006, and experienced no net charge-offs in 2006. The allowance for loan losses for the commercial real estate portfolio was approximately $194.5 million, or 3.0% of the portfolio, at year end.

The Company said that it expects to file its Form 10-K by March 16, 2007. The Company also said that it filed a Form 12b-25 earlier today with the Securities and Exchange Commission with respect to the delay in filing of the Company’s Annual Report on Form 10-K. The Company said the terms of the Proposed Order are summarized in its filing on Form 12b-25.

"Thanks in part to its very substantial equity and its $8 billion retail deposit franchise, Fremont Investment & Loan has significant balance sheet strength and funding capacity that we believe will enable us to exit the sub-prime lending business in an orderly and disciplined way. We also remain a premier commercial real estate lender," said Louis J. Rampino, President and Chief Executive Officer of Fremont General and Chairman of Fremont Investment & Loan. "In addition, we remain in the retail deposit business and continue to provide excellent service to our depositors in our over 70-year-old retail deposit business. Our valued deposit customers should be reassured by our strong capital level and the fact that deposits at FIL of up to $100,000 are insured by the FDIC."

Item 8.01 Other Events.

The disclosure reported under Item 2.02 Results of Operations and Financial Condition is hereby incorporated by reference into this item.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

Forward-Looking Statements

This report may contain “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements and the Company’s currently reported results are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. These statements and the Company’s reported results are not guarantees of future performance and there can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially and adversely from the Company’s projected or reported results as a result of significant risks, uncertainties and assumptions that are difficult to predict, including:

• the impact of the Company’s withdrawal from the subprime residential real estate mortgage lending business;
• changes in the interest rate and competitive environments;
• changes in general and specific economic conditions and trends;
• changes in asset and loan valuations and the costs of originating loans;
• changes in the volumes of loans originated, loans sold, the pricing of existing and future loans, and the values realized upon the sale of such loans;
• access to the necessary capital and deposit resources to fund loan originations and the condition of the whole loan sale and securitization markets;
• the impact of valuation and other changes in the commercial and residential real estate markets;
• the effect of litigation, state and federal legislation and regulations, and development of, and the variability in determining, the allowance for loan losses;
• the impact of the final terms of the Proposed Order on the Company’s ability to conduct its business;
• the impact of changes in federal and state tax laws and interpretations, including tax rate changes;
• the ability to maintain an effective system of internal and financial disclosure controls, and to identify and remediate any control deficiencies, under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and
• other events and factors beyond our control.

For a more detailed discussion of risks and uncertainties, see the Company’s other public filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fremont General Corporation

March 2, 2007	By:	/s/ Louis J. Rampino

Name: Louis J. Rampino
Title: President and Chief Executive Oficer